EXHIBIT 99(a)(6)

FROM:     TALK AMERICA HOLDINGS, INC. (THE "COMPANY")
SUBJECT:  OFFER TO EXCHANGE OPTIONS
DATE:     SEPTEMBER 28, 2001


SUPPLEMENT TO OFFER TO EXCHANGE STOCK OPTIONS AND ELECTION FORM

         You have previously received various documents relating to the offer to exchange options for new options (the "Offer"), including the Offer to Exchange (the "Offer to Exchange"), the Memorandum from Talk America (the "Memorandum"), and the Offer to Exchange Options Election Form (the "Election Form"), all dated August 29, 2001. As described more particularly below, this supplement amends and supplements the Offer to Exchange, the Memorandum and the Election Form.

1.   CONDITIONS TO THE OFFER

     The Offer to Exchange states in a number of places that, promptly following the expiration of the offer, we would decide whether or not to accept the properly tendered options and that there were no conditions to our obligation to accept the properly tendered options. We are amending the offer to provide that our election not to accept for exchange properly tendered options is subject to the occurrence of the conditions described below prior to the expiration of the offer and to provide that the properly tendered options so accepted for exchange will be cancelled on the first business day after the expiration of the offer and the acceptance of the tendered options for exchange. Accordingly, all references in the Offer to Exchange to the acceptance of the properly tendered options being subject to our decision to accept or reject them are changed:

o to provide that we will accept all properly tendered options unless one or more of the conditions described below has occurred prior to the expiration date and we do not choose to waive such condition; and

o otherwise generally to reflect the revised terms of Section 7 of the Offer to Exchange set forth below.

     Section 7 of the Offer to Exchange is amended in its entirety to read as follows:

" 7.   CONDITIONS OF THE OFFER

     "Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options properly tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if, at any time on or after September 21, 2001 and prior to the expiration of this offer (which will be on October 3, 2001 at 5:00 P.M. Eastern Daylight Time unless we extend it), any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

         - there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Talk America;

         - there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or Talk America, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

              (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

              (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

              (3) materially impair the contemplated benefits of the offer to
                  Talk America; or

              (4) materially and adversely affect Talk America's business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Talk America;

         - there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

         - a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Talk America, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

         - any change or changes shall have occurred in Talk America's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Talk America or may materially impair the contemplated benefits of the offer to Talk America.

When we refer in the above conditions to the contemplated benefits of the offer to Talk America, we are referring generally to the contemplated benefits described in the Offer to Exchange under "SUMMARY TERM SHEET - WHY ARE WE MAKING THE OFFER" and under Section 3 of the Offer to Exchange, including particularly the creation of better performance incentives for our employees, and in any case in a manner that is not expected to subject us to significant accounting charges. When we refer in the above conditions to events or circumstances that would or might materially impair these contemplated benefits, we are referring generally to events or circumstances that could result in these contemplated benefits not being achieved, such as changes in applicable accounting rules or the application of them to us that could subject us to significant accounting charges and changes or anticipated changes, as a result of other events, in the market price of our common stock that could decrease or eliminate the benefits of the new options as a performance incentive to our employees.

         "The conditions to the offer are for Talk America's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration of the offer. We may waive them, in whole or in part, at any time and from time to time prior to the expiration of the offer, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons."

2.   DATE OF GRANT OF THE NEW OPTIONS

     We state in the Offer to Exchange (see "TERMS SUMMARY - WHEN WILL YOU RECEIVE YOUR NEW OPTIONS"), as it is amended and supplemented as discussed above in this supplement, that we will not grant the new options until on or after the first business day that is at least six months after the date the properly tendered options are accepted for exchange and are cancelled (which cancellation date will be October 4, 2001, the first business day following the expiration of the offer, unless the offer is extended by us before then or one of the specified conditions to our obligation to accept the tendered options has occurred prior to the expiration of the offer and we have chosen not to waive
it). Our Board of Directors, either at a meeting or by written consent, will select the actual grant date for the new options, which will be in the 30-day period beginning with the first business day after the accepted tendered options are cancelled, which first business day will be April 5, 2002 unless the offer is extended. It is anticipated that there will be no delay in our Board of Director's action and that the grant date will be early in the 30-day period.

3.   PROCEDURES FOR TENDERING OPTIONS

     The third paragraph of Section 4 of the Offer to Exchange, under the heading "DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS" is hereby amended by adding the following new sentence immediately prior to the last sentence:

     "If, however, we waive any of the conditions for a particular option holder, we will waive it for all option holders."

4.   NOTICE OF EXPIRATION OF OFFER AND ACCEPTANCE OF PROPERLY TENDERED OPTIONS

     If you properly tendered options in the Offer, we will issue a notice to you promptly after the expiration of the Offer, which notice will confirm the conclusion of the Offer, the total number of options that were tendered and accepted for cancellation and your entitlement to receive new options to purchase the same number of shares of the Company as were underlying the options that you properly tendered, provided that the terms and conditions to the grant of new options to you as described in the Offer are met on the date of grant.

5. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     The Offer to Exchange, including Section 11, is hereby amended by substituting the attached revised Schedule A to the Offer to Exchange. In addition to listing the Directors and Executive Officers of the Company, revised Schedule A includes the address of each director and executive officer, as well as the number and percentage of Eligible Options owned by each of them.

6.   ADDITIONAL INFORMATION

     The Offer to Exchange, including Section 17, is hereby amended by including the summary financial information attached hereto as Schedule B.

7.   ELECTION FORM

     The Election Form is hereby deemed to be amended for all purposes (and regardless of whether the Election Form that you submit has been so changed) by replacing the first sentence thereof with the following:

     "I have received the Offer to Exchange and the memorandum from Talk America Holdings, Inc. ("Talk America"), each dated August 29, 2001, the Election Form and the Notice to Change Election From Accept to Reject (together, as they may be amended from time to time, constituting the "Offer"), offering to eligible employees the opportunity to exchange outstanding options to purchase Talk America's common stock that have an exercise price of $5.50 or more per share and do not expire by their terms before April 15, 2002, for options with an exercise price per share of 100% of the fair market value of Talk America's common stock, as reported on the principal market for such stock (currently the Nasdaq National Market) on the date of grant (the "New Options")."


                          ----------------------------


     This supplement shall hereby be deemed part of the Offer and the Offer to Exchange, Memorandum and Election Form are each amended and supplemented as set forth above.

     ALL OTHER TERMS AND CONDITIONS OF THE OFFER REMAIN AS DESCRIBED IN THE OFFER TO EXCHANGE, THE MEMORANDUM FROM TALK AMERICA DATED AUGUST 29, 2001, THE ELECTION FORM AND THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT.


Sincerely yours,

Talk America Holdings, Inc.

                                   SCHEDULE A

            INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS
                         OF TALK AMERICA HOLDINGS, INC.
                              AS OF AUGUST 29, 2001


--------------------------- ---------------------------------------------------- ---------------- -------------------
 NAME AND ADDRESS(1)                            TITLE                               NUMBER OF       PERCENTAGE OF
                                                                                    ELIGIBLE       ELIGIBLE OPTIONS
                                                                                     OPTIONS         BENEFICIALLY
                                                                                  BENEFICIALLY           OWNED
                                                                                  OWNED(2),(3)
--------------------------- ---------------------------------------------------- ---------------- -------------------
Gabriel Battista            Chairman, Chief Executive Officer and Director         1,321,466(2)         21.8%
--------------------------- ---------------------------------------------------- ---------------- -------------------
Mark S. Fowler              Director(4)                                                 -                 -
--------------------------- ---------------------------------------------------- ---------------- -------------------
Kevin D. Griffo             Executive Vice President - Sales and Marketing          1,300,000           21.4%
--------------------------- ---------------------------------------------------- ---------------- -------------------
Aloysius T. Lawn, IV        Executive Vice President - General Counsel and            210,000            3.5%
                            Secretary
--------------------------- ---------------------------------------------------- ---------------- -------------------
Arthur J. Marks             Director(4)                                                 -                 -
--------------------------- ---------------------------------------------------- ---------------- -------------------
Edward B. Meyercord, III    President, Chief Financial Officer, Director and          450,000            7.4%
                            Treasurer
--------------------------- ---------------------------------------------------- ---------------- -------------------
Ronald R. Thoma             Director(4)                                                 -                 -
--------------------------- ---------------------------------------------------- ---------------- -------------------
George Vinall               Executive Vice President - Business Development           240,000            4.0%
--------------------------- ---------------------------------------------------- ---------------- -------------------
Thomas Walsh                Senior Vice President - Finance                             0                 0%
--------------------------- ---------------------------------------------------- ---------------- -------------------
Jeff Earhart                Senior Vice President - Customer Operations               191,667            3.2%
--------------------------- ---------------------------------------------------- ---------------- -------------------
Warren Brasselle            Senior Vice President - Operations                        180,000            3.0%
--------------------------- ---------------------------------------------------- ---------------- -------------------
TOTAL                                                                               3,893,133           64.2%
--------------------------- ---------------------------------------------------- ---------------- -------------------

(1)The address of each of the persons set forth herein is c/o Talk America Holdings, Inc., 12020 Sunrise Valley Drive, Suite 250, Reston, Virginia 20191
(2)Mr. Battista has agreed that he will not exchange more than 1,321,466 of the Eligible Options held by him. Mr. Battista holds 1,650,000 Eligible Options; however, for purposes of this beneficial ownership table and the statements regarding beneficial ownership amounts and percentages in the Offer to Exchange, we have not included as "Eligible Options" any of Mr. Battista's options in excess of the maximum amount he has agreed he may tender.
(3)The Company is not aware of the number of Eligible Options, if any, that any executive officer intends to exchange.
(4)Directors who are not also employees are not eligible to participate in the Offer.

                                   SCHEDULE B

                          SUMMARY FINANCIAL INFORMATION


        The following table presents summary financial information for the Company at, and for the years ended, December 31, 1999 and 2000 and at, and for the six months ended, June 30, 2000 and 2001.

Balance Sheet Items:

                                                               December 31,                             June 30,
                                                          2000               1999               2001               2000
                                                       ----------         -----------        ----------         -----------
                                                                                  (in thousands)
Current assets                                           $97,203            $150,893           $77,895            $152,739

Noncurrent assets                                        310,546              64,115           293,510              78,143

Current liabilities                                      100,271              71,168           192,674              57,101

Noncurrent liabilities                                   110,148              98,585           102,842             102,499

Contingent redemption value of
warrants and common stock                                114,630             114,630                 -              51,668



Operating Statement Items:

                                                                Year Ended                          Six Months Ended
                                                                December 31,                            June 30,
                                                          2000               1999               2001                2000
                                                       ----------         -----------        ----------         -----------
                                                                     (in thousands, except per share amounts)
Total revenues                                           544,548             516,548           271,537             291,780

Gross profit                                             251,617             227,519           143,319             127,088

Net income (loss) before
extraordinary gain and
cumulative effect of a change
in accounting principle                                  (61,896)             57,699           (35,998)             12,489

Net income (loss)                                        (61,896)             78,929           (72,835)             12,489

Net income (loss) per share-basic                         $(0.88)              $1.29            $(0.46)             $ 0.19

Net income (loss) per share-diluted                       $(0.88)              $1.23            $(0.93)             $ 0.19



As of June 30, 2001, the book value per share of common stock was $0.97.